Exhibit 3.1

PENNSYLVANIA DEPARTMENT OF STATE

BUREAU OF CORPORATIONS AND CHARITABLE ORGANIZATIONS

Read all instructions prior to completing. This form may be submitted online at https://www.corporations.pa.gov/.

Fee:  $70

Check one:☑   Business Corporation (§ 1915)Nonprofit Corporation (§ 5915)

          In compliance with the requirements of the applicable provisions (relating to articles of amendment), the undersigned, desiring to amend its articles, hereby states that:

1. The name of the corporation is:

Embassy Bancorp, Inc.

2. The (a) address of this corporation's current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is:
(Complete only (a) or (b), not both)

(a) Number and Street	City	State	Zip	County
100 Gateway Drive, Suite 100	**Bethlehem**	**PA**	**18017**	**Northampton**

(b) Name of Commercial Registered Office Provider County

c/o:

3. The statute by or under which it was incorporated: **Pa. Business Corporation Law of 1988, as amended**

4. The date of its incorporation: **02/07/2008**
(MM/DD/YYYY)

5. *Check, and if appropriate complete, one of the following:*

✓ The amendment shall be effective upon filing these Articles of Amendment in the Department of State.

____ The amendment shall be effective on: ____________ at ____________
Date (MM/DD/YYYY) Hour (if any)

DSCB:15-1915/5915–2

Attachment

Articles of Amendment

Embassy Bancorp, Inc.

EXHIBIT “A”

The Articles of Incorporation of Embassy Bancorp, Inc., as amended, are hereby amended to add a new Article THIRTEENTH, to read in its entirety as follows:

THIRTEENTH:  Cumulative voting rights shall not exist with respect to the election of directors.